UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OXFORD RESOURCE PARTNERS, LP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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PLEASE VOTE YOUR UNITS TODAY

December 12, 2014

Dear Fellow Unitholders:

I am writing to remind you of the importance of voting your units for the business to be transacted at the special meeting of unitholders to be held on December 23, 2014. We previously sent you proxy materials for the meeting, which described, among other items, our plan to restructure Oxford in a way that we believe will stabilize the partnership and allow it to resume distributions. This is extremely important for the future viability of Oxford. According to our latest records, your vote has not yet been received.

The meeting is now only a short time away, and it is therefore important that you promptly complete, sign, date and return your proxy card (or vote your units by telephone or the Internet in accordance with the instructions on your proxy card) in order to make sure that your units are voted at the meeting in accordance with your desires.

Your vote is important, no matter how many or how few units you may own. Enclosed is an additional proxy card for your convenience. If you have not already done so, please vote TODAY by telephone or the Internet, or by completing, signing, dating and returning the enclosed proxy card in the envelope provided to ensure that your votes are validly received prior to the special meeting.

Please keep in mind that the proposals require the approval of our public unitholders by a majority vote FOR the proposals. Therefore, not voting will have the same effect as voting AGAINST the restructuring plan proposals.

If you have recently mailed your proxy card (or voted by telephone or the Internet), then please accept my sincere appreciation and disregard this request. If you have any questions or need assistance in voting, please contact our proxy solicitor MacKenzie Partners, Inc. at 800-322-2885 (toll free) or 212-929-5500 (call collect).

We appreciate your time and consideration and your continued support.

Sincerely,

Charles C. Ungurean

President and CEO

Oxford Resources GP, LLC